Exhibit 23(b)
DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
February 26, 2010
Denbury Resources, Inc.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Appraisal Report as of December 31, 2009 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case”, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2009 on Certain Properties owned by Denbury Resources Inc. SEC Case”, “Appraisal Report as of December 31, 2008 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case”, and “Appraisal Report as of December 31, 2007 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case”, in the sections “Field Summaries”, “Estimated Net Quantities of Proved Oil and Gas Reserves and Present Value of the Estimated Future Net Revenues”, “Selected Financial Data”, “Results of Operations”, “Oil and Natural Gas Reserves”, and “CO2 Reserves” in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 2009.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716